Exhibit 99.1

[TECO Energy, Inc. Logo]

FOR IMMEDIATE RELEASE

TECO ENERGY COMPLETES SALE OF COMMONWEALTH CHESAPEAKE

POWER STATION TO TENASKA POWER FUND

TAMPA, April 19, 2005 — TECO Energy, Inc. (NYSE: TE) announced that one of its subsidiaries has completed the sale of the Commonwealth Chesapeake Company, LLC, the owner of the Commonwealth Chesapeake Power Station in Virginia, to an affiliate of Tenaska Power Fund, L.P. for $89 million. Net proceeds, which were received today, were also approximately $89 million after consideration for the value of working capital less transaction related expenses. Morgan Stanley served as TECO Energy’s advisor for the transaction.

The Commonwealth Chesapeake Power Station is a 315-megawatt oil fired, simple-cycle peaking power plant located on the Delmarva Peninsula in Virginia. The facility sells capacity, energy and ancillary services in the Pennsylvania- Jersey-Maryland (PJM) market.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with core businesses in the utility sector, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and independent power.

Contact:	News Media	Investors
	Ross Bannister	Mark Kane
	(813) 228-4945	(813) 228-1772
Laura Plumb
(813) 228-1572

Tenaska Power Fund, L.P.
Jana Martin
(402) 691-9595